INVESTMENT ADVISORY AGREEMENT BETWEEN RADIENT PHARMACEUTICALS CORP., AND GALILEO ASSET MANAGEMENT SA

THIS AGREEMENT (the "Agreement") dated as August 1, 2011 by and between between Radient Pharmaceuticals Corp.. ("RPC") having its principal business at 2492 Walnut Avenue, Suite 100, Tustin, California 92780 (the "Company") and Galileo Asset Management, SA, a Swiss Corporation and member of the OAR-G (Organisme D'Autoregulation Des Gerants De Patrimoine) with headquarters located at the World Trade Center, Avenue Gratta-Paille 2, Case Postale 4767, CH – 1000 Lausanne 30, Switzerland (the "Advisor").

WITNESSETH:

WHEREAS, the Company desires to retain the Advisor and the Advisor desires to be retained by the Company pursuant to the terms and conditions hereinafter set forth:

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is hereby agreed as follows:

SECTION 1. Retention

(a)         The Company hereby retains the Advisor on an non-exclusive basis to perform the services set forth in Section 1 (b) commencing the date hereof and ending on December 31, 2011. This Agreement shall automatically renew for an additional six-month period unless terminated in writing not less than thirty (30) days prior to the original term ending December 31, 2011. The Advisor hereby accepts such retention and shall perform for the Company the duties described herein, faithfully and to the best of its ability. During the Term, the Advisor shall report directly to the Chief Executive Officer of the Company or to any other senior officer designated in writing by the Chief Executive Officer;

(b)         The Advisor shall serve as an investment Advisor to the Company and render such advice and services to the Company as may be reasonably requested by the Company concerning raising capital for the company through a private placement.

(i)            Study and review of the business, operations, and historical financial performance of the Company (based upon management's forecast of financial performance) so as to enable the Advisor to provide advice to the Company;

(ii)           Assist the Company in formulating financial models to determine the best strategy to meet the Company's working capital and capital resource needs;

(iii)          Assist in the formulation of the terms and structure of any reasonable proposed business combination transaction involving the Company, including without limitation, any merger or consolidation, acquisition of assets, or sale or exchange of stock (a "Business Combination");

(iv)          Assist in the presentation to the Board of Directors of the Company of any proposed transaction;

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(v)           Advise the Company in the preparation of press releases and other communications with the financial and investment communities;

(vi)          Assist the Company in its efforts to analyze and develop financial models for testing various pricing strategies with customers and potential distributors;

(vii)         Assist the Company in raising debt, convertible debt, or equity capital

(viii)        Assist the Company in its efforts to analyze the quantitative and qualitative requirements as required by any exchange or medium, including but not limited to: (A) net tangible assets, market capitalization, shareholders equity or net income, (B) public float of the Company's common stock, (C) market-makers, (D) shareholders, (E) corporate governance requirements, (F) independent directors, (G) audit and compensation committees and (H) assist, where necessary, in an effort to enable the Company to obtain a more favorable exchange listing and to be in a position to remain continuously listed thereafter;

(ix)          Advise the Company on investor relations and public relations firms that can help promote the Company with the investment community.

SECTION 2. Compensation. The Company herein agrees to compensate the Advisor for any or all of the sources of funding or revenue listed below in Section 2, (a-b) that result during the Term of the Advisor. Each funding shall be defined herein as a Fee Transaction.

(a)           In exchange for providing the above listed services, Galileo will also be paid a monthly retainer of US$5,000 (five thousand US dollars) each month for a period of five months, starting August and ending on December 31, 2011. Such payment shall be made within the first five calendar days of the start of each month by wire transfer to Galileo. In addition, Galileo will be paid 300,000 shares of common stock of the issuer. Such shares, shall be issued and sent to Galileo's director at the below address:

Marie Christine Wright

817 Harris Road

Charlottesville VA 22902

(b)           If, during the Term of the Advisor, the Company closes an investment from any source (each individually, an "Investor") of private equity, including any securities convertible into equity and any options or warrants exercised (the "Equity Financing"), the Company shall pay the Advisor at closing: (i) commissions in cash in an amount equal to ten percent (10%) of the total gross cash proceeds of the Equity Financing; (ii) a Warrant Fee equal to ten percent (10%) of the shares of the Common Stock issued at closing or to be issued upon conversion of any convertible securities and/or exercise of any derivative securities (including, without limitation, warrants or options) issued with an exercise price equal to the price paid by the Investors for the Common Stock. The Warrant Fee, at the option of the Advisor, may be exercised in cash or by an exchange of the "value" thereof as a "cashless exercise." For this purpose, the "value" of the Warrant Fee with respect to the right to acquire one share of common stock shall be the amount equal to the closing price at 4:00PM Eastern time for the Common Stock on the date prior to the date of exercise less the exercise price, and (iii) a non- accountable expense allowance in cash equal to three percent (3%) of the total gross cash proceeds of the Equity Financing.

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(c)           Each business contact introduced to the Company by the Advisor (herein after referred to as an "Advisor Source") shall be listed in Schedule A annexed hereto and made a part hereof. Subsequent to the date of this Agreement and immediately upon the Advisor's introduction of an Advisor Source to the Company, the Advisor shall amend Schedule A to include each additional Advisor Source and deliver such amended Schedule A to the Company within ten (10) days of such introduction.

(d)           The obligation of the Company to compensate Advisor for any Fee Transaction, made through or with an Advisor Source, shall survive for a period of two (2) years from the date of execution of this Agreement for each such Fee Transaction (the "Tail Period"). In the event of a Fee Transaction, the Tail Period shall be extended to two (2) years from the date of the Fee Transaction.

SECTION 3. Expenses. The Company shall reimburse the Advisor, on a monthly basis or at such other times as the Advisors may request, for all of the Advisor's reasonable pre-approved, documented out-of-pocket expenses and travel expenses incurred in connection its activities hereunder, without regard to whether or not any closing occurs, including the fees and disbursements for it outside legal counsel, regarding from or arising out of this engagement. Notwithstanding the foregoing, the Company shall have a prior opportunity to review the terms of any engagement of outside counsel by the Advisor in connection with the transactions contemplated herein and that the Company shall promptly provide the Advisor with objections, if any, to the proposed engagement. The Advisor agrees to reasonably consider any such obj ections in view of the Company's obligations hereunder to assume responsibility for such expenses. Reimbursement by the Company to the Advisor will be made within ten (10) days of the Company's receipt of said documentation. In addition, the Company shall be responsible for all mailing and printing expenses of the Advisor, and all blue sky filing fees, if any, incurred or payable in connection with any financing transaction.

SECTION 4. Termination. This Agreement and the Advisor's engagement hereunder may be terminated by Company under any circumstances, as long as all compensation due to Advisor pursuant to Section 2 above has been distributed to the Advisor from the Closing Agent for all Fee Transactions entered into or closed prior to termination. Sections 2, 3, 4, 6, 7 and 8 shall survive any termination of this Agreement.

SECTION 5. Confidential Information. The Advisor agrees that during and after the Term, it will keep in strictest confidence, and will not disclose or make accessible to any other person without the written consent of the Company, the Company's products, services and technology, both current and under development, promotion and marketing programs, lists, trade secrets and other confidential and proprietary business information of the Company or any of its clients and third parties including, without limitation, Proprietary Information (as defined in Section 7) (all of the foregoing is referred to herein as the "Confidential Information"). The Advisor agrees (a) not to use any such Confidential Information for itself or others, except in connection with the performance of its duties hereunder; and (b) not to take any such material or reproductions thereof from the Company's facilities at any time during the Term except, in each case, as required in connection with the Advisor's duties hereunder.

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Notwithstanding the foregoing, the parties agree that the Advisor is free to use (a) information in the public domain not as a result of a breach of this Agreement, (b) information lawfully received form a third party who had the right to disclose such information and (c) the Advisor's own independent skill, knowledge, know-how and experience to whatever extent and in whatever way he wishes, in each case consistent with his obligations as the Advisor and that, at all times, the Advisor is free to conduct any research relating to the Company's business.

SECTION 6. Ownership of Proprietary Information. The Advisor agrees that all information that has been created, discovered or developed by the Company, its subsidiaries, affiliates, licensors, licensees, successors or assigns (collectively, the "Affiliates") (including, without limitation, information relating to the development of the Company's business created, discovered, developed by the Company or any of its affiliates during the Term, and information relating to the Company's customers, suppliers, Advisors, and licensees) and/or in which property rights have been assigned or otherwise conveyed to the Company or the Affiliates, shall be the sole property of the Company or the Affiliates, as applicable, and the Company or the Affiliates, as the case may be, shall be the sole owner of all patents, copyrights and other rights in connection therewith, including without limitation the right to make application for statutory protection. All the aforementioned information is hereinafter called "Proprietary Information." By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, discoveries, structures, inventions, designs, ideas, works of authorship, copyrightable works, trademarks, copyrights, formulas, improvements, inventions, product concepts, techniques, marketing plans, merger and acquisition targets, strategies, forecasts, blueprints, sketches, records, notes, devices, drawings, customer lists, patent applications, continuation applications, continuation-in-part applications, file wrapper continuation applications and divisional applications and information about the Company's Affiliates, its employees and/or Advisors (including, without limitation, the compensation, job responsibility and job performance of such employees and/or Advisors).

All original content, proprietary information, trademarks, copyrights, patents or other intellectual property created by the Advisor that does not include any specific information relative to the Company's proprietary information, shall be the sole and exclusive property of the Advisor.

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SECTION 7. Indemnification. The Company represents that all materials provided or to be provided to the Advisor or any third party regarding the Company's financial affairs or operations are and shall be truthful and accurate and in compliance with any and all applicable federal and state securities laws. The Company agrees to indemnify and hold harmless the Advisor and its Advisors, professionals, lawyers, consultants and affiliates, their respective directors, officers, shareholders, partners, members, managers, agents and employees and each other person, if any, controlling the Advisor or any of its affiliates to the full extent lawful, from and against all losses, claims, damages, liabilities and expenses incurred by them (including reasonable attorneys' fees and disbursements) that result from actions taken or omitted to be taken (including any untrue statements made or any statement omitted to be made) by the Company, its agents or employees which relate to the scope of this Agreement and the performance of the services by the Advisor contemplated hereunder. The Advisor will indemnify and hold harmless the Company and the respective directors, officers, agents, affiliates and employees of the Company from and against all losses, claims damages, liabilities and expenses that result from bad faith, gross negligence or unauthorized representations of the Advisor. In no event shall the Advisor be responsible or liable hereunder for an amount in excess of the compensation received by it pursuant to this Agreement. Each person or entity seeking indemnification hereunder shall promptly notify the Company, or the Advisor, as applicable, of any loss, claim, damage or expense for which the Company or the Advisor, as applicable, may become liable pursuant to this Section 8. No party shall pay, settle or acknowledge liability under any such claim without consent of the party liable for indemnification, and shall permit the Company or the Advisor, as applicable, a reasonable opportunity to cure any underlying problem or to mitigate actual or potential damages. The scope of this indemnification between the Advisor and the Company shall be limited to, and pertain only to certain transactions contemplated or entered into pursuant to this Agreement.

The Company or the Advisor, as applicable, shall have the opportunity to defend any claim for which it may be liable hereunder, provided it notifies the party claiming the right to indemnification in writing within fifteen (15) days of notice of the claim.

The rights stated pursuant to this Section 8 shall be in addition to any rights that the Advisor, the Company, or any other person entitled to indemnification may have in common law or otherwise, including, but not limited to, any right to contribution.

SECTION 8. Notices. Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been duly given: (a) upon facsimile transmission (with written transmission confirmation report) at the number designated below; (b) when delivered personally against receipt therefore; (c) one day after being sent by Federal Express or similar overnight delivery; or (d) five (5) business days after being mailed registered or certified mail, postage prepaid. The addresses for such communications shall be as set forth below or to such other address as a party shall give by notice hereunder to the other party to this Agreement.

If to the Company:	Radient Pharmaceuticals Corp.
2942 Walnut Avenue, Suite 100
Tustin, CA 92780
Phone: 714 505 4460
Fax: 714 505 4464
Attention: Douglas MacLellan, CEO

If to the Advisor:	Galileo Asset Management, SA
World Trade Center
Avenue Gratta-Paille 2
Case Postale 4767
CH - 1000 Lausanne 30, Switzerland
Telephone: +41-21-641-5691
Telecopy: +41-21-641-5694 and 212-504-3262
Attention: Marie-Christine Wright

With a copy to:	San Rafael Consulting Group, LLC
8560 Heron Lagoon Circle
Sarasota, Florida 34242
Telephone: (941) 346-7550
Telecopy: (941) 346-9230
Attention: Office of General Counsel

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SECTION 9. Status of Advisor. The Advisor shall be deemed to be an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for on behalf of or represent the Company. This Agreement does not create a partnership or joint venture.

SECTION 10. Other Activities of Advisor. The Company recognizes that the Advisor now renders and may continue to render financial consulting and other investment advisory services to other companies that may or may not conduct business and activities similar to those of the Company. The Advisor shall not be required to devote its full time and attention to the performance of its duties under this Agreement, but shall devote only so much of its time and attention as it deems reasonable or necessary for such purposes.

SECTION 11. Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement and any of the rights, interests or obligations hereunder may be assigned by the Advisor without the prior written consent of the Company. This Agreement and any of the rights, interests or obligations hereunder may not be assigned by the Company without the prior written consent of the Advisor, which consent shall not be unreasonably withheld.

SECTION 12. Severability of Provisions. If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

SECTION 13. Entire Agreement; Modification. This Agreement and the schedule hereto contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto and thereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No amendment or modification of this Agreement shall be valid unless made in writing and signed by each of the parties hereto.

SECTION 14 Non-Waiver. The failure of any party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith; and the said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of any party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

SECTION 15. Remedies For Breach. The Advisor and Company mutually agree that any breach of Sections 2, 3, 4, 5, 6 or 7 of this Agreement by the Advisor or the Company may cause irreparable damage to the other party and/or their affiliates, and that monetary damages alone would not be adequate and, in the event of such breach or threat of breach, the damaged party shall have, in addition to any and all remedies at law and without the posting of a bond or other security, the right to an injunction, specific performance or other equitable relief necessary to prevent or redress the violation of either party's obligations under such Sections. In the event that an actual proceeding is brought in equity to enforce such Sections, the offending party shall not urge as a defense that there is an adequate remedy at law nor shall the damaged party be prevented from seeking any other remedies that may be available to it. The defaulting party shall pay all attorney's fees and costs incurred by the other party in enforcing this Agreement.

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SECTION 16. Governing Law. The parties hereto acknowledge that the transactions contemplated by this Agreement bear a reasonable relation to the state of California.. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the state of New York without regard to such state's principles of conflicts of laws. The parties irrevocably and unconditionally agree that the exclusive place of jurisdiction for any action, suit or proceeding ("Actions") relating to this Agreement shall be in the state or federal courts situated in the county of Los Angeles and state of California. Each party irrevocably and unconditionally waives any objection it may have to the venue of any Action brought in such courts or to the convenience of the forum. Final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any indebtedness or liability of any party therein described. Service of process in any Action by any party may be made by serving a copy of the summons and complaint, in addition to any other relevant documents, by commercial overnight courier to any other party at their address set forth in this Agreement.

SECTION 17. Headings. The headings of the Sections are inserted for convenience of reference only and shall not affect any interpretation of this Agreement.

SECTION 18. Counterparts. This Agreement may be executed in counterpart signatures, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

RADIENT PHARMACEUTICALS CORP.

By:
Name: Douglas C. MacLellan,
Title: Chairman and Chief Executive Officer

GALILEO ASSET MANAGEMENT SA

By:
Name: Marie-Christine Wright, Director

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